Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

May 15, 2024

Abeona Therapeutics Inc.

6555 Carnegie Ave., 4th Floor

Cleveland, OH 44103

Ladies and Gentlemen:

We have acted as counsel to Abeona Therapeutics Inc. (the “Company”), a corporation organized under the laws of the state of Delaware, with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of an additional 1,500,000 shares of the Company’s common stock, par value $0.01 per share, of the Company (the “Shares”) issuable in connection with the award of stock-based incentives (the “Awards”) under the Amended and Restated Abeona Therapeutics Inc. 2023 Equity Incentive Plan (the “Plan”).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied without independent check or verification upon statements, certificates and comparable documents of officers and representatives of the Company.

Based on the foregoing, we are of the opinion that the Shares issuable in connection with Awards under the Plan, when duly issued and delivered pursuant to the terms of the Awards and the Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware. This opinion speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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